Exhibit 9

Reconciliation of assets, liabilities, and equity of Japan Bank for International Cooperation (“JBIC”) and its subsidiaries (the “JBIC Group”) as of March 31, 2025 and 2024, and reconciliation of net profit or loss of the JBIC Group for the fiscal years ended March 31, 2025 and 2024, between accounting principles generally accepted in Japan (“Japanese GAAP”) and IFRS Accounting Standards as issued by the International Accounting Standards Board (the “Reconciliation”).*

*

The JBIC Group has applied Japanese GAAP for reporting purposes in Exhibit 2. The audited consolidated financial statements prepared in accordance with IFRS Accounting Standards are included in Exhibit 7 for reference purposes in order to improve comparability with international issuers.

Reconciliation of assets, liabilities, and equity as of March 31, 2025

(Millions of yen)
Japanese GAAP		Reclassifications	Adjustments	IFRS Accounting Standards		Notes
Assets					Assets
Cash and due from banks	2,762,447	—	1,764	2,764,212	Cash and due from banks
	—	85,851	—	85,851	Derivative financial instrument assets	A
	—	430,613	4,609	435,222	Financial assets at fair value through profit or loss	B, C
Securities	318,317	(263,009)	6,889	62,198	Securities	B, C
Loans and bills discounted	15,414,487	(546,293)	58,080	14,926,274	Loans and other receivables	B, D
	—	59,467	26,412	85,879	Equity method investments	C, E
Property, plant and equipment	34,834	—	—	34,834	Property and equipment
Intangible assets	8,949	(8,949)	—	—
Net defined benefit asset	418	(418)	—	—
Other assets	1,101,662	(187,009)	1,842	916,496	Other assets	A, D, F
Customers’ liabilities for acceptances and guarantees	1,325,383	—	(1,325,383)	—		H
Allowance for loan losses	(501,749)	501,749	—	—		D

Total assets	20,464,753	72,000	(1,225,784)	19,310,969	Total assets

Liabilities					Liabilities
	—	895,114	—	895,114	Derivative financial instrument liabilities	A
Borrowed money	8,720,489	—	—	8,720,489	Borrowings
Bonds payable	6,119,651	—	(156,131)	5,963,519	Bonds payable	G
	—	(15,259)	76,468	61,209	Financial guarantee contracts	H
Net defined benefit liability	4,476	(4,476)	—	—		I
Provision for directors’ retirement benefits	51	(51)	—	—
Other liabilities	1,048,118	(802,666)	15,442	260,893	Other liabilities	A, F, I, K
Provision for bonuses	649	(649)	—	—
Provision for directors’ bonuses	10	(10)	—	—
Acceptances and guarantees	1,325,383	—	(1,325,383)	—		H

Total liabilities	17,218,831	72,000	(1,389,604)	15,901,226	Total liabilities

Net assets					Equity
Capital stock	2,332,800	—	—	2,332,800	Capital stock
Retained earnings	1,163,445	—	(121,755)	1,041,689	Retained earnings
	—	(269,725)	303,408	33,683	Other reserves	E, I
Valuation difference on available-for-sale securities	28,329	(28,329)	—	—		C
Deferred gains (losses) on hedges	(298,579)	298,579	—	—		A
Foreign currency translation adjustment	524	(524)	—	—		E
Non-controlling interests	19,402	—	(17,832)	1,569	Non-controlling interests	K

Total net assets	3,245,922	—	163,820	3,409,742	Total equity

Total liabilities and net assets	20,464,753	72,000	(1,225,784)	19,310,969	Total liabilities and equity

Reconciliation of assets, liabilities, and equity as of March 31, 2024

(Millions of yen)
Japanese GAAP		Reclassifications	Adjustments	IFRS Accounting Standards		Notes
Assets					Assets
Cash and due from banks	2,565,369	—	—	2,565,369	Cash and due from banks
	—	104,008	—	104,008	Derivative financial instrument assets	A
	—	468,416	6,135	474,551	Financial assets at fair value through profit or loss	B, C
Securities	340,203	(306,400)	19,395	53,199	Securities	B, C
Loans and bills discounted	16,423,476	(564,566)	90,191	15,949,101	Loans and other receivables	B, D
	—	83,197	37,211	120,408	Equity method investments	C, E
Property, plant and equipment	32,796	—	—	32,796	Property and equipment
Intangible assets	11,462	(11,462)	—	—
Other assets	1,297,682	(243,704)	1,421	1,055,399	Other assets	A, D, F
Customers’ liabilities for acceptances and guarantees	1,522,529	—	(1,522,529)	—		H
Allowance for loan losses	(536,412)	536,412	—	—		D

Total assets	21,657,108	65,901	(1,368,174)	20,354,834	Total assets

Liabilities					Liabilities
	—	1,098,801	—	1,098,801	Derivative financial instrument liabilities	A
Borrowed money	9,193,988	—	—	9,193,988	Borrowings
Bonds payable	6,636,856	—	(283,481)	6,353,375	Bonds payable	G
	—	—	72,454	72,454	Financial guarantee contracts	H
Net defined benefit liability	4,631	(4,631)	—	—		I
Provision for directors’ retirement benefits	52	(52)	—	—
Other liabilities	1,313,353	(1,027,545)	13,657	299,464	Other liabilities	A, F, I
Provision for bonuses	660	(660)	—	—
Provision for directors’ bonuses	10	(10)	—	—
Acceptances and guarantees	1,522,529	—	(1,522,529)	—		H

Total liabilities	18,672,083	65,901	(1,719,899)	17,018,084	Total liabilities

Net assets					Equity
Capital stock	2,211,800	—	—	2,211,800	Capital stock
Retained earnings	1,108,607	—	(25,532)	1,083,074	Retained earnings
	—	(335,640)	377,257	41,616	Other reserves	E, I
Valuation difference on available-for-sale securities	41,226	(41,226)	—	—		C
Deferred gains (losses) on hedges	(382,907)	382,907	—	—		A
Foreign currency translation adjustment	6,040	(6,040)	—	—		E
Non-controlling interests	258	—	—	258	Non-controlling interests

Total net assets	2,985,025	—	351,724	3,336,749	Total equity

Total liabilities and net assets	21,657,108	65,901	(1,368,174)	20,354,834	Total liabilities and equity

Reconciliation of net profit or loss for the year ended March 31, 2025

(Millions of yen)
Japanese GAAP		Reclassifications	Adjustments	IFRS Accounting Standards		Notes
Interest income	984,272	(4,911)	3,220	982,581	Interest income	B, D
Interest expense	867,154	(343,513)	2,316	525,956	Interest expense	A, G

				456,625	Net interest income

Fees and commissions	21,150	(14)	(9,830)	11,305	Fee and commission income	B
Fees and commissions payments	4,522	—	51	4,574	Fee and commission expense
	—	342,723	44,121	386,845	Net expense from derivative financial instruments	A
Gain on investments in partnerships *1	4,943	(4,943)	—	—		B
	—	7,597	(58,361)	(50,764)	Net gain (loss) from financial assets at fair value through profit or loss	B
Other ordinary income	796	(796)	—	—
Other income *1	5,048	(5,048)	—	—		B
Gain on disposal of noncurrent asset	15	(15)	—	—
Gain on step acquisitions	2,558	(2,558)	—	—
Gain on bargain purchase	1	(1)	—	—
	—	(13,116)	19,253	6,137	Other income

				424,742	Net non-interest expense

				31,882	Total operating income
Recoveries of written-off claims *1	12,646	(12,646)	—	—		D
Provision of allowance for loan losses *2	20,524	(20,524)	—	—		D
	—	8,163	4,531	12,695	Impairment losses on financial assets	D

				19,187	Net operating income
Other ordinary expenses	4,293	(4,293)	—	—
General and administrative expenses	29,870	—	264	30,135	Operating expenses	I
Other expenses *2	19,826	(19,826)	—	—		B
	—	3,200	(1,829)	1,371	Other expenses

				31,506	Total operating expenses
Profits on equity method investments *1	16	2,386	(213)	2,189	Profits on equity method investments	E

				(10,128)	Loss before income tax

Income tax expense	217	—	1	218	Income tax expense

Net income	85,042	—	(95,389)	(10,347)	Net loss

*1	These accounts are included in “Other income” under Japanese GAAP.

*2	These accounts are included in “Other expenses” under Japanese GAAP.

Reconciliation of net profit or loss for the year ended March 31, 2024

(Millions of yen)
Japanese GAAP		Reclassifications	Adjustments	IFRS Accounting Standards		Notes
Interest income	1,022,058	(5,308)	13,142	1,029,892	Interest income	B, D
Interest expense	902,748	(360,427)	1,888	544,209	Interest expense	A, G

				485,683	Net interest income

Fees and commissions	29,625	(60)	(15,555)	14,009	Fee and commission income	B
Fees and commissions payments	4,319	—	—	4,319	Fee and commission expense
	—	360,248	36,399	396,647	Net expense from derivative financial instruments	A
Gain on investments in partnerships *1	12,749	(12,749)	—	—		B
	—	14,858	4,056	18,915	Net gain (loss) from financial assets at fair value through profit or loss	B
Other ordinary income	53,663	(53,663)	—	—
Other income *1	3,373	(3,373)	—	—		B
Gain on disposal of noncurrent asset	5	(5)	—	—
	—	50,221	(10,266)	39,954	Other income

				328,087	Net non-interest expense

				157,595	Total operating income
Recoveries of written-off claims *1	11,591	(11,591)	—	—		D
Provision of allowance for loan losses *2	125,886	(125,886)	—	—		D
	—	115,691	(56,555)	59,135	Impairment losses on financial assets	D

				98,459	Net operating income
Other ordinary expenses	1,991	(1,991)	—	—
General and administrative expenses	25,925	—	734	26,659	Operating expenses	I
Other expenses *2	8,829	(8,829)	—	—		B
Extraordinary loss	899	(899)	—	—
	—	3,143	(1,030)	2,112	Other expenses

				28,772	Total operating expenses
Losses on equity method investments *2	95	(2,721)	—	(2,626)	Losses (profits) on equity method investments	E

				72,313	Profit before income tax

Income tax expense	54	—	—	54	Income tax expense

Net income	62,316	—	9,941	72,258	Net profit

*1	These accounts are included in “Other income” under Japanese GAAP.

*2	These accounts are included in “Other expenses” under Japanese GAAP.

Notes to the reconciliation of assets, liabilities, and equity as of March 31, 2025 and 2024, and the reconciliation of net profit or loss for the fiscal years ended March 31, 2025 and 2024

A.	Derivative financial instrument assets and liabilities

i.	Hedge accounting

The JBIC Group uses derivative financial instruments in order to hedge interest rate risk and foreign exchange risk. The JBIC Group has been applying hedge accounting under Japanese GAAP, which mostly follows macro hedge accounting, for 99.9% or more of its derivative transactions on a fair value basis, in order to eliminate accounting mismatches in its consolidated financial statements.

From the adoption of IFRS Accounting Standards in 2012 to March 31, 2018, the JBIC Group had not applied hedge accounting under IAS 39 and did not present the effect of its risk management activities involving derivative financial instruments in its consolidated financial statements. Since the adoption of IFRS 9, the JBIC Group has applied hedge accounting mainly to fair value hedges of interest rate risk for bonds payable issued on or after April 1, 2018.

Refer to Notes 3.G and 8 to the consolidated financial statements for details on hedge accounting under IFRS Accounting Standards. In addition, refer to Note 27 to the consolidated financial statements for “Net Expense from Derivative Financial Instruments,” which does not reflect profit or loss deferred by hedge accounting under Japanese GAAP, and adjustments to the carrying amounts of hedged items under fair value hedge accounting.

ii.	Offsetting derivative financial instrument assets and liabilities

Derivative financial instrument assets and liabilities that meet the offset requirements under Japanese GAAP are presented on a net basis by counterparty and included in “Other assets” or “Other liabilities.” Derivative financial instrument assets and liabilities that do not meet the offset requirements under IFRS Accounting Standards are presented on a gross basis as “Derivative financial instrument assets” and “Derivative financial instrument liabilities.”

B.	Financial assets at fair value through profit or loss

Under IFRS Accounting Standards, if contractual cash flows of financial assets are not solely payments of principal and interest, the JBIC Group measures such financial assets at fair value through profit or loss. If contractual cash flows of financial assets are solely payments of principal and interest, and financial assets are held within a business model whose objective is to hold the assets in order to collect contractual cash flows, financial assets are measured at amortized cost. Whereas, Japanese GAAP sets out the approach to measure financial assets according to their legal form and the entity’s intention to hold the financial assets.

Stocks, investments in partnerships, an investment trust and certain loans, excluding investments held by the JBIC Group and accounted for using the equity method, are measured at fair value and presented as “Financial assets at fair value through profit or loss” under IFRS Accounting Standards, whereas they are measured at either cost or fair value according to their legal form and holding intention and presented as “Securities” or “Loans and bills discounted” under Japanese GAAP. Under Japanese GAAP, if the net asset value of shares has declined significantly due to a deterioration in the financial position of an issuer, the carrying amount is written down and such valuation difference is recognized as impairment loss for the current period.

Under IFRS Accounting Standards, the JBIC Group presents gains and losses arising from such assets as “Net gain (loss) from financial assets at fair value through profit or loss.” Under Japanese GAAP, the JBIC Group presents interest income and dividend income as “Interest income,” upfront and commitment fees as “Fee and commissions,” and realized gains and losses arising from changes in fair value and sales of such assets as “Other income” (when it is a gain) or “Other expenses” (when it is a loss).

C.	Securities

The JBIC Group presents investments in associates and joint ventures as “Securities” under Japanese GAAP and “Equity method investments” under IFRS Accounting Standards. For the differences in the measurement method between the accounting standards, see “E. Equity method investments.”

Stocks, investments in partnerships and an investment trust other than investments in associates and joint ventures are presented as “Securities” under Japanese GAAP and “Financial assets at fair value through profit or loss” under IFRS Accounting Standards. For the differences in the measurement method between the accounting standards, see “B. Financial assets at fair value through profit or loss.”

Debt securities included in “Securities” under Japanese GAAP are also presented as “Securities” under IFRS Accounting Standards. For the measurement method, debt securities are measured at fair value and valuation gains and losses are recognized as “Valuation difference on available-for-sale securities” under Japanese GAAP, whereas these debt securities are measured at amortized cost under IFRS Accounting Standards.

Under IFRS Accounting Standards, impairment losses are recognized for securities measured at amortized cost under the expected credit loss model. Impairment losses are estimated at the amount of the expected credit losses expected to occur within the next 12-months from the reporting date or on a lifetime basis depending on whether a significant increase in credit risk has occurred since initial recognition of the financial assets. Such impairment losses measured are deducted from securities using an allowance account, which represents such impairment losses and which is deducted from securities, resulting in net presentation.

D.	Loans and other receivables

“Loans and other receivables” under IFRS Accounting Standards include accrued interest income on loans in “Other assets” under Japanese GAAP, and also financial assets associated with financial guarantee contracts described in “H. Financial guarantee contracts,” but do not include loans and other receivables measured at fair value through profit or loss.

Under IFRS Accounting Standards, the JBIC Group measures loans and other receivables initially at fair value plus transaction costs directly attributable to loan origination, and subsequently at amortized cost using the effective interest method. The JBIC Group amortizes loan origination fees, which are considered integral to the origination using the effective interest method. If contractual terms are amended after initial recognition of loans and other receivables, loans and other receivables are derecognized when, and only when, contractual rights to the cash flows from such loans and other receivables expire, or applicable requirements under the related accounting standard are met, and the difference between the carrying amount allocated to the part derecognized and a financial asset newly recognized is recognized in profit or loss.

Under Japanese GAAP, the JBIC Group recognizes a general allowance as well as a specific allowance for loan losses.

In accordance with the expected credit loss model under IFRS Accounting Standards, the JBIC Group recognizes impairment losses, and the carrying amount of loans and other receivables is reduced by the amount of impairment losses measured through the allowance for loan losses. See “C. Securities” for the method for recognizing expected credit losses. If certain conditions are met, amendments to contractual terms after initial recognition of loans and other receivables may be determined as not meeting the criteria for derecognizing financial assets.

E.	Equity method investments

The JBIC Group’s investments in associates and joint ventures are comprised mainly of investments in partnerships. Under Japanese GAAP, the JBIC Group applies the equity method to certain investments in partnerships. Under IFRS Accounting Standards, the JBIC Group adopts the equity method for all of its investments in partnerships that are determined as investments in associates and joint ventures, except for investments held through a subsidiary of JBIC for which the exemption in IAS 28 to measure such entities at fair value is applied. Gains or losses on investments in partnerships to which the equity method is not applied under Japanese GAAP but applied under IFRS Accounting Standards are recognized as “Profits (losses) of equity method investments” under IFRS Accounting Standards.

The JBIC Group presents exchange differences on translation of foreign operations from applying the equity method as “Other reserves” under IFRS Accounting Standards, whereas they are presented as “Foreign currency translation adjustment” under Japanese GAAP.

F.	Leases

Lease transactions entered into by the JBIC Group as a lessee primarily consist of rental offices. Under Japanese GAAP, lease transactions are classified as either finance leases or operating leases based on the risk and economic value approach. The significant lease transactions entered into by the JBIC Group are classified as operating leases and are expensed when lease payments occur. Under IFRS Accounting Standards, on the other hand, right-of-use assets and lease liabilities are presented in “Other assets” and “Other liabilities,” respectively, in the consolidated statement of financial position at the commencement date of the lease. Those assets and liabilities are subsequently measured at cost less any accumulated depreciation and any accumulated impairment losses, and amortized cost using the effective interest method, respectively.

The JBIC Group does not enter into lease transactions as a lessor.

G.	Bonds payable

Under Japanese GAAP, the JBIC Group expenses bond issuance costs as incurred.

Under IFRS Accounting Standards, the JBIC Group measures bonds payable initially at fair value less transaction costs directly attributable to bond issuance, such as fees paid to underwriters and discounts at issuance, and subsequently at amortized cost using the effective interest method. For bonds payable to which hedge accounting is applied in accordance with IFRS 9, their carrying amount is adjusted to reflect changes in fair value arising from the underlying hedged risks.

H.	Financial guarantee contracts

Under Japanese GAAP, the JBIC Group records the same contractual amounts of financial guarantee obligations in both “Customers’ liabilities for acceptances and guarantees” as assets and in “Acceptances and guarantees” as liabilities.

Under IFRS Accounting Standards, the JBIC Group initially measures financial liabilities associated with financial guarantee contracts at fair value as well as financial assets associated with financial guarantee contracts. They are subsequently measured at the higher of (a) the amount of the loss allowance determined in accordance with IFRS 9 and (b) the amount initially recognized less, when appropriate, the cumulative amount of income recognized in accordance with the principles of IFRS 15 Revenue from Contracts with Customers.

I.	Liability for retirement benefits

Under Japanese GAAP, the JBIC Group expenses actuarial gains or losses on defined benefit plans in profit or loss as incurred.

Under IFRS Accounting Standards, the JBIC Group recognizes the remeasurement of defined benefit plans directly in “Other reserves” as incurred and reclassifies them immediately to retained earnings. The JBIC Group remeasures retirement benefit obligations based on IFRS Accounting Standards, and charges for differences caused by the period allocation method of retirement benefit obligations, etc. as “Operating expenses.” The JBIC Group includes a liability for retirement benefits in “Other liabilities.”

J.	Difference between the reporting date of consolidated financial statements and of subsidiaries

Under Japanese GAAP, if the difference between the reporting date of consolidated financial statements and of the subsidiary does not exceed three months, only material inter-company transactions made during that period need to be reflected in the financial statements of the subsidiary. Accordingly, the JBIC Group adjusts only material inter-company transactions in the consolidated financial statements under Japanese GAAP.

On the other hand, IFRS Accounting Standards requires that financial statements of consolidated subsidiaries be prepared on the reporting date of the parent company, except when it is impracticable. For this reason, the JBIC Group prepares the financial statements of the subsidiaries whose reporting dates are different from JBIC to conform to the reporting date of JBIC.

K.	Presentation of non-controlling interests to financial liabilities

Under Japanese GAAP, non-controlling interests are presented in the equity section of the consolidated financial statements. On the other hand, under IFRS Accounting Standards, non-controlling interests in limited partnerships that are consolidated subsidiaries are presented in “Other liabilities” in the liabilities section, in accordance with IAS 32.